Exhibit 23.1

March 28, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of JA Energy, Inc. on Form S-1/A of our audit report, dated December 14, 2011 relating to the accompanying balance sheets as of August 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended August 31, 2011 and 2010 and from inception (August 26, 2010) through August 31, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

March 28, 2012